Filed Under Rule 424(b)(3), Registration Statement No. 333-155631
Pricing Supplement Number 195 Dated 08/03/2009
(To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated: November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FLH7	[ ]	100.000%	0.550%	[ ]	FIXED	2.350%	SEMI-ANNUAL	08/15/2011	02/15/2010	$11.88	YES	Senior Unsecured Notes	A2	A	A-
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Fitch Rating
63743FLJ3	[ ]	100.000%	0.950%	[ ]	FIXED	3.400%	SEMI-ANNUAL	08/15/2013	02/15/2010	$17.19	YES	Senior Unsecured Notes	A2	A	A-
Redemption Information: Non-Callable.

National Rural Utilities Cooperative Finance Corp	Offering Dates: August 03, 2009 through August 10, 2009
Trade Date: Monday, August 10, 2009 @12:00 PM ET
Settle Date: Thursday, August 13, 2009
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC , Charles Schwab & Co., Inc., Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

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National Rural Utilities Cooperative Finance Corporation InterNotes Prospectus Dated 24-Nov-08 and Prospectus Supplement Dated: 26-Nov-08